As filed with the Securities and Exchange Commission on February 1, 2022

Registration Statement No. 333-262289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTY Technology Holdings Inc.

(Exact name of registrant as specified in our charter)

Massachusetts	83-2860149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Boylston Street, 16th Floor
Boston, MA 02199
(877) 465-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TJ Parass

Chief Executive Officer

800 Boylston Street, 16th Floor
Boston, MA 02199
(877) 465-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Boonstra

Davis, Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-7348

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common stock	—	—	—
Preferred stock	—	—	—
Debt securities	—	—	—
Warrants	—	—	—
Subscription rights	—	—	—
Total	—	—	$50,000,000 (2)	$4,635.00 (3)

(1)	An indeterminate aggregate offering price and number or amount of securities of each identified class is being registered as may from time to time be offered and sold at indeterminate prices, with a maximum aggregate offering price not to exceed $50,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security for the offering. $40,000,000 of the securities registered hereunder previously were registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-250152), filed with the U.S. Securities and Exchange Commission on November 18, 2020, amended by Amendment No. 1 to Form S-3 on November 23, 2020 and declared effective on November 25, 2020 (the “Previous Registration Statement”). $26,000,000 of such previously registered securities have not been issued or sold by us (the “Unsold Securities”). Accordingly, pursuant to 457(p) of the Securities Act, $2,836.60 of the filing fee due with respect to the securities registered hereunder is offset by the previous filing fee applied with respect to the Unsold Securities. In accordance with the SEC staff’s position on Rule 457(p), the offering of the Unsold Securities registered under the Previous Registration Statement will be deemed terminated as of the effective date of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 1 to the registration statement on Form S-3 (File No. 333-262289) of GTY Technology Holdings Inc. (the “Company”) originally filed on January 21, 2022 is being filed solely to remove the inadvertently checked box on the cover page of the registration statement that had erroneously indicated that the Company was an emerging growth company at the time of filing. The text of the prospectus included in the initial filing remains unchanged. Except as described herein, there are no changes to the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by GTY Technology Holdings Inc. in connection with the registration of the securities under this registration statement, all of which will be borne by GTY Technology Holdings Inc.

Securities and Exchange Commission Registration Fee		$4,635.00
FINRA Fees		*
Legal Fees and Expenses		*
Trustee Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Rating Agency Fees		*
Miscellaneous		*
Total	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Sections 8.51 – 8.59, inclusive, provide that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he or she is wholly successful in his or her defense in a proceeding to which he or she was a party because he or she was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and the Company’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his or her status as such. The Company currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.

Under Chapter 156D, Section 8.51(d), the Company may not indemnify a director unless ordered to do so by a court if his or her conduct (i) did not satisfy the requirements that he or she (A) has conducted himself or herself in good faith, (B) reasonably believed that his or her conduct was in the best interest of the Company or that his or her conduct was at least not opposed to the best interests of the Company, (C) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (ii)(A) constituted a breach of the director’s duty of loyalty to the corporation or its shareholders, (B) involved acts or omissions not in good faith or intentional misconduct or a knowing violation of law, (C) resulted in improper distributions under section 6.40 of Chapter 156D of the Massachusetts General Laws, (D) resulted in the director deriving an improper benefit, or (E) with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan, was at least not opposed to the best interests of the Company.

The determination of whether the relevant standards of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

The Company is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of the Company, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. The Company’s articles of organization provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Company’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of the Company for acts or omissions occurring prior to the amendment or repeal. The Company’s articles of organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

The Company has entered into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these indemnification agreements, in addition to directors’ and officers’ liability insurance, are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Company’s articles of organization may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

1.1*	Form of Underwriting Agreement.

3.1	Restated Articles of Organization of GTY Technology Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2019).

3.2	Bylaws of GTY Technology Holdings Inc. (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).

3.3	Amended and Restated Bylaws of GTY Technology Holdings Inc. dated July 26, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2021).

4.1	Specimen Stock Certificate of the Company (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).

4.2	Form of Indenture relating to the senior debt securities.

4.3	Form of Indenture relating to the subordinated debt securities.

4.4*	Form of Warrant Agreement.

4.5*	Form of Warrant Certificate.

5.1	Opinion of Davis Graham & Stubbs LLP.

5.2	Opinion of TCF Law Group, PLLC.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of GTY Technology Holdings Inc.

23.2	Consent of Davis Graham & Stubbs LLP (contained in the opinion filed as Exhibit 5.1).

23.3	Consent of TCF Law Group, PLLC (contained in the opinion filed as Exhibit 5.2).

24.1	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant (included in the signature page hereto).

25.1**	Form T-1, Statement of Eligibility of Trustee under the Senior Indenture.

25.2**	Form T-1, Statement of Eligibility of Trustee under the Subordinated Indenture.

*	To be filed by a post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference into the registration statement.

**	To be filed separately under the electronic form type 305B2, if applicable.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 1, 2022.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ TJ Parass
TJ Parass
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TJ Parass	Chief Executive Officer, President and Director	February 1, 2022
TJ Parass	(principal executive officer)

*	Chief Financial Officer	February 1, 2022
John Curran	(principal financial officer)

*	Controller and Chief Accounting Officer	February 1, 2022
Justin Kerr	(principal accounting officer)

*	Director	February 1, 2022
Randolph Cowen

*	Chairman of the Board	February 1, 2022
William D. Green

*	Director	February 1, 2022
Joseph M. Tucci

*	Director	February 1, 2022
Charles Wert

*	Vice-Chairman of the Board	February 1, 2022
Harry L. You

* By:	/s/ TJ Parass	February 1, 2022
TJ Parass, as Attorney-in Fact